Item 77K.  Changes in Registrant’s Certifying Accountant.

On November 19, 2012, the Audit Committee of the Board of Trustees of Hotchkis and Wiley Funds (the “Registrant”) recommended a change in auditors to the Registrant’s Board of Trustees.  The Board of Trustees on November 19, 2012 approved the engagement of Deloitte & Touche LLP (“Deloitte”) to serve as the Registrant’s independent registered public accounting firm, effective upon completion of Deloitte’s client intake procedures, and authorized the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the Registrant’s independent registered public accounting firm.  Following completion of Deloitte’s client intake procedures and the Audit Committee’s approval on December 20, 2012, of the Registrant’s engagement letter with Deloitte, PwC was notified of its dismissal on December 21, 2012.

The audit reports of PwC on the financial statements of the Registrant for the two most recent fiscal years ended 2011 and 2012 did not contain an adverse opinion or disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Registrant’s two most recent fiscal years and through November 19, 2012, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Registrant’s financial statements for such years.

During the Registrant’s two most recent fiscal years and through November 19, 2012, there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.

The Registrant by action of its Board of Trustees has engaged Deloitte as its independent registered public accounting firm to audit the Registrant’s financial statements for the fiscal year ending 2013.  During the Registrant’s two most recent fiscal years and through November 19, 2012, neither the Registrant nor anyone on its behalf has consulted Deloitte on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrant’s financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements.  A copy of such letter is filed as an Exhibit to this Form N-SAR.